Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2018, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Netlist, Inc. for the year ended December 30, 2017.

KMJ Corbin & Company LLP

Costa Mesa, California
November 13, 2018